Exhibit 99.1

            Payless ShoeSource Announces First Quarter 2003 Results

      TOPEKA, Kan., May 14 /PRNewswire-FirstCall/ -- Payless ShoeSource, Inc. (NYSE: PSS) today reported that for the first quarter of fiscal 2003, which ended May 3, 2003, diluted earnings per share were $0.21, a 40.0 percent decrease from $0.35 per diluted share during the first quarter of fiscal 2002. The earnings per share decrease resulted from lower than anticipated sales throughout the quarter. The company recorded net earnings of $14.1 million during the first quarter 2003 compared with $23.9 million during the first quarter 2002.

      Company sales for the first quarter 2003 totaled $697.7 million, a 5.5 percent decrease from $738.2 million during the first quarter 2002. Same-store sales decreased 6.2 percent during the first quarter 2003. The sales shortfall was concentrated in sandals and athletic shoes. The remainder of the business, on balance, generated positive same-store sales for the quarter.

      Gross margin was 29.3 percent of sales in the first quarter 2003 versus
29.9 percent in the first quarter 2002. Selling, general and administrative expenses were 25.8 percent of sales in the first quarter 2003 versus 24.1 percent in the first quarter 2002. These changes resulted from the negative leverage of the lower than anticipated sales during the first quarter.

      Balance Sheet

      Total company inventories at the end of first quarter 2003 were $479 million compared to $364 million at the end of first quarter 2002. Average total inventory per store increased 31.0 percent compared with the end of the first quarter last year. At the beginning of fiscal 2003 inventory per store had been
32.5 percent greater than the previous year. Increased levels of inventory compared with the first quarter last year are consistent with the strategy to position Payless ShoeSource as the merchandise authority in value-priced footwear. However, the magnitude of the increase in the first quarter 2003 exceeded plan due to the lower than anticipated sales during the quarter. The company intends to drive sales in the second quarter through more aggressive promotional activity. In addition, the company is adjusting its merchandise receipt plan. The company intends that inventory per store at year-end 2003 will be approximately the same as at year-end 2002.

      Long-term debt, including current maturities, was $207.7 million, a decline of $16.2 million during the first quarter 2003. The company's debt to capital ratio was 28.1 percent at the end of the first quarter 2003, compared with 38.3 percent at the end of the first quarter 2002. The company is scheduled to pay an additional $66 million of its long term debt by the end of the fiscal year.

      The company ended the first quarter 2003 with a cash balance of $47.9 million.

      Capital Expenditures

      Total capital expenditures for the first quarter 2003 were $24.4 million, including a $1.8 million contribution from the company's joint venture partners, for a net of $22.6 million. Payless expects total capital expenditures for fiscal 2003 to be $115 million, a reduction of $15 million from the company's previously announced capital expenditure plan. This includes a $5 million contribution from the company's joint venture partners in Latin America, for a net of $110 million.

      In the first quarter 2003, the company opened 60 new stores and closed 49, resulting in 11 net new stores. This brings the total store count to 5,003 - surpassing the 5000th store mark. For the fiscal year 2003, the company expects to open 50 - 60 net new stores.

      International Operations

      During the first quarter 2003, the company opened 7 net new stores in the Central American and Caribbean region, resulting in 128 stores in 8 countries in this region. The company intends to open 25 - 30 stores in this region during the fiscal year 2003. The company believes the Central American and Caribbean region represents a 150 to 200 store opportunity.

      In addition, during the first quarter 2003 Payless opened 7 new stores in South America. The company now operates 49 stores in this region, in the countries of Ecuador, Peru and Chile. The company intends to open 10 - 15 stores in this region during the fiscal year 2003, and believes the Andean region of South America to be approximately a 300-store opportunity.

      The company is currently operating 276 stores in Canada and expects to open approximately 10 - 20 net new Canadian stores during the fiscal year 2003.

      Payless continues to explore additional opportunities to expand its core business in new International markets.

      Stock Split

      Payless completed a 3:1 split of the company's common stock in the form of a stock dividend paid on March 27, 2003 to shareowners of record as of March 13, 2003. All share and per-share amounts presented in this press release were calculated on a post-split basis. This action was intended to increase the liquidity of the company's stock and provide a more attractive entry price for shareowners, affording the company the potential to broaden its shareowner base.

      Chairman's Comments

      "Our performance during the first quarter of fiscal 2003 was below our expectations. Unfavorable weather patterns throughout many parts of the country negatively impacted sales of spring seasonal merchandise, particularly sandals. In addition, our sales were impacted by weakness in the retail environment. Consumer sentiment was at historically low levels during the quarter due to a combination of factors including the war in Iraq and continuing concerns about the economy," said Steven J. Douglass, Chairman and Chief Executive Officer of Payless.

      "Payless ShoeSource remains committed to its strategy to be the merchandise authority in value priced footwear and accessories. We are encouraged by results in several key categories impacted by this new positioning strategy. Our women's casual and dress footwear has performed well, our sales of spring boots were above our expectations, our Hunters' Bay(R) line of leather footwear for men was strong in the first quarter, our character shoes are very popular with children and our accessories continue to generate solid positive same-store sales."

      "We will continue with our strategy to satisfy customers with merchandise that is fashion-right and distinctive, supported by new messaging inside and outside our stores and improved execution throughout the organization. "

      Outlook for Second Quarter and Full Year 2003

      Looking forward, the company anticipates the retail apparel and footwear market to remain highly promotional around seasonal merchandise in the second quarter 2003. Payless intends to drive sales through a series of promotional events throughout the season. The increased levels of markdowns will put pressure on gross margins in the quarter. Therefore, Payless expects low single digit negative same-store sales in the second quarter 2003, with diluted earnings per share in the range of $0.40 - $0.45. The company recorded earnings per diluted share of $0.69 in the second quarter 2002.

      For the full year 2003, the company expects same-store sales to be flat to slightly down compared to the full year 2002 and diluted earnings per share in the range of $1.25 - $1.35. This is a reduction from previous guidance of $1.55
- $1.75. The company earned $1.55 per diluted share during the full year 2002.

      Payless ShoeSource, Inc. is the largest family footwear retailer in the Western Hemisphere. The company operates a total of 5,003 stores offering quality family footwear and accessories at affordable prices. In addition, customers can buy shoes over the Internet through Payless.com(R), at www.payless.com.

      This release contains forward-looking statements relating to such matters as anticipated financial performance, international expansion opportunities, consumer spending patterns, capital expenditure plans, business prospects, products, future store openings, possible strategic alternatives and similar matters. Forward looking statements are identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," or variations of such words. A variety of known and unknown risks and uncertainties and other factors could cause actual results and expectations to differ materially from the anticipated results or expectations which include, but are not limited to: changes in consumer spending patterns; changes in consumer preferences and overall economic conditions; the impact of competition and pricing; changes in weather patterns; the financial condition of the company's suppliers and manufacturers; changes in existing or potential duties, tariffs or quotas; changes in relationships between the United States and foreign countries, changes in relationships between Canada and foreign countries; economic and political instability in foreign countries, or restrictive actions by the governments of foreign countries in which suppliers and manufacturers from whom the company sources are located or in which the company has retail locations or otherwise does business; changes in trade, customs and/or tax laws; fluctuations in currency exchange rates; availability of suitable store locations on acceptable terms; the ability to hire and retain associates; performance of other parties in strategic alliances; and general economic, business and social conditions, performance of our partners in joint ventures; the ability to comply with local laws in foreign countries; threats or acts of terrorism; strikes, work stoppages and/or slow downs by unions that play a significant role in the manufacture, distribution or sale of product. In addition, severe acute respiratory syndrome (SARS) or other illnesses could cause a disruption in the company's supply chain or consumer purchasing patterns. Please refer to the company's 2002 Annual Report and its Form 10-K for the fiscal year ended February 1, 2003, for more information on these and other risk factors that could cause actual results to differ. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

      NOTES REGARDING ATTACHMENTS:

      * The consolidated condensed statement of earnings, balance sheet and statement of cash flows have been prepared in accordance with the company's accounting policies as described in the company's 2002 Form 10-K, on file with the Securities and Exchange Commission, and should be read in conjunction with the 2002 Annual Report to Shareowners. In the opinion of management, this information is fairly presented, and all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the results for the interim periods have been included.

                            PAYLESS SHOESOURCE, INC.
                  CONSOLIDATED CONDENSED STATEMENT OF EARNINGS
                                   (UNAUDITED)

    (Millions, except per share data)
                                                        13 Weeks
                                                 --------------------------
                                                  Ended           Ended
                                                  May 3,          May 4,
                                                   2003            2002
                                                  -----           -----

    Net sales                                     $697.7          $738.2

    Cost of sales                                  493.3           517.2
                                                  ------          ------
    Gross Margin                                   204.4           221.0

    Selling, General and Administrative
     Expenses                                      180.1           177.9
                                                  ------          ------
    Operating Profit                                24.3            43.1

    Interest expense, net                            4.1             5.5
                                                  ------          ------
    Earnings Before Income Taxes and
     Minority Interest                              20.2            37.6

    Provisions for income taxes                      7.4            14.5
                                                  ------          ------
    Net earnings Before Minority Interest           12.8            23.1

    Minority Interest                                1.3             0.8
                                                  ------          ------
    Net Earnings                                   $14.1           $23.9
                                                   =====           =====
    Diluted earnings per share                     $0.21           $0.35

    Basic earnings per share                       $0.21           $0.36

    Diluted weighted average shares
     outstanding                                    68.1            68.4

    Basic weighted average shares
     outstanding                                    68.0            67.2

                             Payless ShoeSource, Inc
                      CONSOLIDATED CONDENSED BALANCE SHEET
                                   (UNAUDITED)

                                              May 3,      May 4,   February 1,
    (dollars in millions)                      2003        2002        2003
                                              ------      ------   -----------
    ASSETS:

    Current Assets:
        Cash and cash equivalents              $47.9      $116.7       $74.4
        Restricted Cash                         33.0        15.5        28.5
        Merchandise inventories                479.2       364.4       452.5
        Current deferred income taxes           20.0        31.7        16.4
        Other current assets                    65.9        65.1        61.8
                                            --------    --------    --------
    Total Current Assets                       646.0       593.4       633.6
    Property and Equipment:
        Land                                     8.5         7.8         7.6
        Property, buildings and equipment    1,138.3     1,084.3     1,120.0
        Accumulated depreciation              (720.5)     (653.8)     (701.3)
                                            --------    --------    --------
        Property and equipment, net            426.3       438.3       426.3

    Favorable Leases, net                       33.1        36.0        34.3

    Deferred Income Taxes                       25.5        30.0        29.0

    Other Assets                                27.7        27.3        27.6
                                            --------    --------    --------
    TOTAL ASSETS                            $1,158.6    $1,125.0    $1,150.8
                                            ========    ========    ========

    LIABILITIES AND EQUITY:

    Current Liabilities:
        Current maturities of long-term
         debt                                  $89.0       $72.6       $83.2
        Notes Payable                           33.0        15.5        28.5
        Accounts payable                       101.6        85.8       106.4
        Accrued expenses                       130.0       148.5       123.7
                                            --------    --------    --------
    Total Current Liabilities                  353.6       322.4       341.8

    Long-Term Debt                             118.7       227.0       140.7
    Other Liabilities                           52.8        59.1        52.3
    Minority Interest                           17.9         9.0        17.8

    Equity                                     615.6       507.5       598.2
                                            --------    --------    --------
    TOTAL LIABILITIES AND EQUITY            $1,158.6    $1,125.0    $1,150.8
                                            ========    ========    ========

                             Payless ShoeSource, Inc
                 CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS
                                   (UNAUDITED)

                                                   Year to Date
                                                 ----------------  Year Ended
                                                  May 3,   May 4,  February 1,
    (dollars in millions)                         2003     2002        2003
                                                  ------   ------  -----------
    OPERATING ACTIVITIES:
    Net Earnings                                 $14.1     $23.9     $105.8
    Adjustments for noncash items
      included in earnings:
          Loss on disposal of assets               0.3       0.7       10.5
          Depreciation and amortization           25.3      25.7      102.2
          Amortization of unearned
           restricted stock                        0.2       0.8        0.9
          Deferred income taxes                   (0.1)      4.5       20.7
          Minority interest                       (1.3)     (0.8)      (4.9)
          Tax benefit of stock option
           exercises                               ---       ---        3.1
    Changes in working capital:
          Merchandise inventories                (26.7)    (24.9)    (113.0)
          Other current assets                    (4.0)     (9.0)       2.4
          Accounts payable                        (4.8)     12.3       32.9
          Accrued expenses                         6.3       9.2      (18.6)
    Other assets and liabilities, net              3.8       0.2      (11.5)
                                                 -----    ------      -----
    TOTAL OPERATING ACTIVITIES                    13.1      42.6      130.5
                                                 -----    ------      -----

    INVESTING ACTIVITIES:
    Capital expenditures                         (24.4)    (23.3)     (98.8)
    Disposition of property and equipment          ---       0.8        3.9
                                                 -----    ------      -----
    TOTAL INVESTING ACTIVITIES                   (24.4)    (22.5)     (94.9)
                                                 -----    ------      -----

    FINANCING ACTIVITIES:
    Issuance of notes payable                      4.5       6.0       19.0
    Restricted cash                               (4.5)     (6.0)     (19.0)
    Issuance of long-term debt                     ---       ---        4.0
    Repayments of long-term debt                 (16.2)    (11.5)     (91.1)
    Net issuances (purchases) of common
     stock                                        (0.4)     12.7       17.6
    Contributions by minority owners               1.8       3.2       17.2
    Other financing activities                    (0.4)     (0.1)      (1.2)
                                                 -----    ------      -----
    TOTAL FINANCING ACTIVITIES                   (15.2)      4.3      (53.5)
                                                 -----    ------      -----

    INCREASE (DECREASE) IN CASH                  (26.5)     24.4      (17.9)

    Cash and Cash Equivalents, Beginning
     of Period                                    74.4      92.3       92.3
                                                 -----    ------      -----
    Cash and Cash Equivalents, End of
     Period                                      $47.9    $116.7      $74.4
                                                 =====    ======      =====